Exhibit 99.1

ASCENDIA BRANDS, INC. RESTRUCTURES $91 MILLION CONVERTIBLE
NOTE FROM PRENCEN LENDING

Hamilton, NJ -- January 3, 2007 -- Ascendia Brands, Inc., (AMEX: ASB) announced that it has restructured the $91 million convertible note from Prencen Lending LLC (“Prencen”), an affiliate of Prentice Capital Management. Pursuant to the terms of the restructuring, the $91 million convertible note was amended and restated and will now mature in December 2016.

The terms of the amended and restated note include a reduction in the conversion price from $1.75 to $0.42, the right of Ascendia or Prencen to cause the redemption of the convertible note at a 7 percent premium at any time from and after the 8 year anniversary of the amended and restated convertible note, and Prencen’s agreement to exchange up to $40 million of principal amount of the convertible note into preferred stock, for a 15 percent exchange fee, if required to maintain Ascendia’s shareholders’ equity at a level consistent with American Stock Exchange listing requirements. As partial consideration for the restructuring, Prencen waived existing events of default under the convertible note, waived compliance with certain financial covenants through the end of Ascendia’s current fiscal year, extended certain deadlines for the filing of a registration statement with respect to the conversion shares and extended the period during which interest on the convertible note accrues.

The amended and restated note also allows Ascendia to redeem up to $20 million of the principal amount of the convertible note (up to $10 million at a 15% premium and an additional $10 million at a premium to be agreed upon) in connection with the consummation of that certain acquisition for which Ascendia has previously announced that it has obtained clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Negotiations concerning such acquisition and related acquisition financing are actively progressing, though no definitive agreements have been signed and there is no assurance that the transaction will be consummated.

About Ascendia Brands

Ascendia Brands, Inc. is a leader in the value and premium value segments of the health and beauty care products sector. In November 2005, Ascendia expanded its range of product offerings through the acquisition of a series of brands, including Baby Magic®, Binaca®, Mr. Bubble® and Ogilvie®. The company is headquartered in Hamilton, New Jersey, and operates two manufacturing facilities, in Binghamton, New York, and Toronto, Canada. Visit http://www.ascendiabrands.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company’s ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.

Company Contact: John Wille Chief Financial Officer (609) 219-0930	Investor Relations Contact: John G. Nesbett IMS, Inc. (203) 972-9200